JETBLUE AIRWAYS REPORTS MAY TRAFFIC
New York, NY (June 12, 2019) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for May 2019. Traffic in May increased 5.7 percent from May 2018, on a capacity increase of 5.4 percent.

Load factor for May 2019 was 86.0 percent, an increase of 0.2 points from May 2018. JetBlue’s preliminary completion factor for May 2019 was 99.7 percent and its on-time (1) performance was 77.6 percent. JetBlue expects second quarter revenue per available seat mile (RASM) to range between 2.0 and 4.0 percent.

JETBLUE AIRWAYS TRAFFIC RESULTS

	May 2019	May 2018	% Change
Revenue passenger miles (000)	4,587,672	4,342,166	5.7%
Available seat miles (000)	5,335,414	5,060,948	5.4%
Load factor	86.0%	85.8%	0.2 pts.
Revenue passengers	3,689,933	3,639,008	1.4%
Departures	31,073	31,459	(1.2)%
Average stage length (miles)	1,140	1,084	5.2%

	Y-T-D 2019	Y-T-D 2018	% Change
Revenue passenger miles (000)	21,908,384	20,509,872	6.8%
Available seat miles (000)	26,164,526	24,105,652	8.5%
Load factor	83.7%	85.1%	-1.4 pts.
Revenue passengers	17,521,428	17,123,161	2.3%
Departures	151,461	148,390	2.1%
Average stage length (miles)	1,151	1,095	5.1%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 42 million customers a year to 100+ cities in the U.S., Caribbean, and Latin America with an average of more than 1,000 daily flights. For more information please visit jetblue.com.

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